Exhibit 99.1
QUESTIONS AND ANSWERS
Q. What is the $9M GAAP to non-GAAP adjustment on deferred service revenue that you show in Q1?
A. This non-GAAP revenue adjustment is to account for service contracts on AB instruments that were sold, and cash was received, prior to the acquisition. In Q1 we added back approximately $9M to non-GAAP revenue. Going forward this amount should be as follows: Q2 ‘09 will be in the range of $6 to $7 million, Q3 ‘09 in the range of $4 to $5 million, and in Q4 ‘09 in the range of $3 to $4 million. In 2010, the estimate is $2 million in Q1 and Q2 and $1 million in Q3 and Q4. After 2010 the amount is immaterial. These estimates are already included in the company’s 2009 expectations. In addition, this deferred service revenue is accounted for the appropriate segments historically and will be in the future.
Q. What is the integration related cash expense that is flowing through your cash flow statement and what is the integration capital related expenditures?
A. We don’t separate integration related cash expense from ongoing operating cash within our cash flow statement. You can approximate that the integration related cash expense is in line with the business consolidation expenses disclosed in our GAAP income statement.
Q: What was integration related capital in Q1 2009?
A: The integration capital expenditures in Q1 were approximately $5.4 million.
Q. What was the $7M in other revenue for Q1 associated with the mass spectrometry division?
A. This is revenue associated with protein and MassSpec consumables, as well as service contracts used on protein instrumentation that were discontinued prior to the merger. We do not expect that this revenue line will grow, and for modeling purposes you can assume roughly the same amount of revenue every quarter for the remainder of this year.

Q: Why did the mass spectrometry business perform above expectations for the quarter?
A: The mass spectrometry business was down 1% organically for the quarter. Growth was a result of continued growth in applied markets and emerging geographies, coupled with shipments of our new product lines launched in Q4 2008. We exited 2008 with a backlog for our new products and we shipped a good portion of this backlog within the first quarter of 2009. The forecast for this division is still flat to down 10% for 2009.
Q: What percent of your operating income is now hedged against foreign currency fluctuations?
A: We’ve executed currency hedges to protect about 70 to 75% of our operating income that is exposed to foreign currency.
Q: What is the operating margin on the Mass Spectrometry division?
A: Recall that this division is operated as a joint venture, so we record only half of the profit. Therefore, Life Technologies operating margin on this division is 8 — 10% (total profit margin on the business is 15 — 20%). If you’re modeling 100% of the revenue in that business you’re going to want to take an operating margin flow through of 8 to 10%.
Q: Was the 6% growth in Genetic Systems above historical trend lines due to the upgrades from SOLiD 2.0 to SOLiD 3.0 in the quarter?
A: We did have a record revenue recognition quarter for SOLiD as customers accepted and paid for previously installed SOLiD systems, but the above historical growth rate in Genetic Systems was more a result of good growth in Capillary Electrophoresis systems and consumables, in research and applied markets.
Q: In Q1, did you experience any of the PCR royalty revenue decline that you guided would be down $30 million in 2009?
A: We did see some of the impact of this decline within Q1, but the rest of the decline is more towards the second half of 2009.

Q: What was included in the $8.8 million of Other Income?
A: $10.3M in income associated with the Mass Spectrometry joint venture offset by $1.7M in losses, mostly associated with foreign currency losses.
Q: How will gross margin trend throughout the year?
A: Gross margins are expected to come down sequentially as a result of typical historical trends associated with price, merit increases and instruments sales. Price realization typically trends down throughout the year. Merit increases go into affect in April. Instruments sales tend to trend up in the second quarter and they have lower gross margins.
Q: How does a 5% change in currency exchange rates affect earnings per share, taking into account current hedging programs?
A: Assuming income from foreign sources stays exactly as it is today and all currencies moved in the same direction 5% against the US Dollar, a 5% movement in currency would have a $0.07 — $0.10 impact on full year earnings per share.
Q: Is currency included in the division revenue figures provided by quarter for 2008?
A: Yes, currency is included in the presented revenue by division in the 2008 proforma income statement. Q1 and Q2 2008 were quarters with significant contribution from currency exchange.
Q: What were the terms on the $1 billion of debt that was swapped from variable to fixed rates?
A: The swap rate was 2 points.
Q: Does the timing of the Easter holiday impact your revenue growth in Q2?
A: Yes, Easter holiday will fall in Q2 this year (rather than Q1 of last year) and we expect this to create a modest headwind for organic growth by approximately 1 day’s worth of sales.
Q: What was stock comp expense in Q1 and what is the project for the full year?
A: $13.5 million pre-tax in Q1. The expectation is that the expense will be approximately $53 — $58 million for the full year.